EXHIBIT 99.1

State Auto Financial Reports Impact of Storm Activity

Terrence Bowshier	Kyle Anderson
Director of Investor Relations	Director of Media Relations
(614) 464-5078	(614) 917-5497

COLUMBUS, Ohio — July 8, 2008 — State Auto Financial Corporation (NASDAQ: STFC) today announced its preliminary estimates of losses due to second quarter 2008 catastrophe storm activity. The company expects second quarter 2008 results will include between $76 and $84 million in pre-tax catastrophe losses. The above range includes $3.4 million related to adverse development from prior periods.

STFC Chairman, President and CEO Bob Restrepo commented, “Unfortunately the unusually harsh storm activity we saw in the first quarter this year has continued into the second quarter. This heightened level of storm activity will contribute higher than normal catastrophe losses to STFC’s second quarter 2008 results. Over the past five years we have experienced an average of $27.6 million in pre-tax catastrophe losses during the second quarter, and last year we reported $20.7 million in second quarter pre-tax catastrophe losses.

“During the second quarter 2008, the company experienced losses from 16 different storms that were classified as numbered catastrophes by ISO. This uncommon catastrophe activity has impacted 26 of our 33 operating states. For the first half of 2008, the company experienced losses from a total of 24 classified catastrophes, as compared to 18 and 23 for all of 2007 and 2006, respectively. While the wide spread nature of these storms has challenged our claims staff, they have performed exceptionally well, providing our policyholders the outstanding service they expect from State Auto during difficult times,” added Restrepo.

STFC plans to release final second quarter 2008 financial results on Thursday, July 24, 2008, followed by a conference call at 10:00 a.m. Eastern time to discuss the company’s second quarter performance. Live and archived broadcasts of that conference call will be posted on www.StateAuto.com.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 33 states and is proud to be a Trusted Choice(R) company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The company is one of NASDAQ’s listed companies to be named a 2008 Mergent Dividend Achiever for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies, rated A+ (Superior) by the A.M. Best Company, include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield

Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.